Exhibit 10.26
PURPOSE
Activant Solutions’ Incentive Bonus Plan (“the Plan”) provides incentives to participants to assist the company in achieving its financial goals.
PLAN PERIOD
The Plan Period is consistent with the company’s fiscal year (October 1 — September 30). Each Plan Period stands alone.
ELIGIBILITY
The Target Incentive Compensation opportunities (“TICs”) and jobs / job levels covered by the Plan are reviewed and approved by the Chief Executive Officer. Employees in approved jobs / levels are eligible to participate in the Plan. To become an active participant in the Plan (“Plan Participant”), candidates must be regular, full-time employees without concurrent participation in another Company incentive plan, be recommended by their management for participation, and be approved by the Senior Vice President of Human Resources. Participation, or changes in participation such as a change in TIC, will take effect with the start of the fiscal quarter immediately following the associated status change.

Example 1 — Date Participation Begins
Employee receives a promotion effective February 1 and because of the promotion is now in an eligible job and job level to participate in the Plan. If approved, the earliest date the employee would become a Plan Participant is April 1 — the beginning of fiscal Q3.
Any participant who has a change in their plan target (including a reduction or removal from the Plan) with an effective date after the beginning of a quarter will have that change impact their IB calculation at the beginning of the next quarter.

Example 2 — Date TIC Change is Effective
Plan Participant has a TIC increase of $2,000 with an effective date of November 1. Plan calculations will not be affected by the change until the quarter that begins January 1.
FINANCIAL COMPONENTS
Company Performance Targets:
•	Quarterly and annual adjusted EBITDA

Earnings Before Interest, Taxes, Depreciation, and Amortization as defined by Activant’s existing bank loan agreements, referred to in this document as “adjusted EBITDA”.

•	Quarterly and annual revenue growth

Pre-tax income from the sale of goods and services.
Business Unit Performance Targets— See Appendix For More Details
•	Business Unit quarterly and annual adjusted EBITDA

•	Business unit adjusted EBITDA, less corporate marketing, CIS allocation, general & administrative, and any data center allocation costs, and referred to as Business Unit Plan Contribution

•	Business Unit quarterly and annual revenue growth

•	Pre-tax income from the sale of goods and services.
Page 1 IB Plan Document — FY 2007 — BUSINESS UNIT — v020707.doc

QUARTERLY ACHIEVEMENT AWARDS
For fiscal quarters 1 — 3, a Quarterly Achievement Award payment may be made, at the Company’s discretion, when minimum performance thresholds for EBITDA and revenue growth have been met for either the Company (“Corporate Component”) or the Business Unit (“Business Unit Component”). After considering both quarterly and year-to-date performance, the Corporate and Business Unit Components are calculated and combined in proportions specific to the participant’s Business Unit, fiscal quarter, and Plan Period (specified in Appendix 3); each component is proportionally capped to a combined maximum quarterly payment of 25% of the participant’s Target Annual Award.
FINAL PLAN PAYMENT (includes Q4 quarterly & annual overachievement, if applicable)
After the end of the Plan Period, audited annual financial results are used to determine a participant’s Target Annual Award, including any “Overachievement,” given the Company’s and the Business Unit’s actual performance for the fiscal year. This Target Annual Award is then compared to the cumulative total of Quarterly Achievement Awards made over the Plan Period and if the total of actual year-to-date Quarterly Achievement Award payments is:
less than the Target Annual Award, Plan Participants will receive the difference as a Final Plan Payment.
more than the Target Annual Award, no further payments are made and the Plan is considered closed for the Plan Period.
At its discretion, the Company may choose to split the Final Plan Payment into a Q4 Quarterly Achievement Award Payment and an Overachievement Plan Payment. The Overachievement Plan Payment will be computed as discussed above, however, the additional quarterly payment will be factored into the actual year-to-date IB payment total for determining the overachievement payment. Note: Participants removed from the Plan as of Q4 or earlier are ineligible to receive a Final Plan Payment.

Example 3 — Final Plan Payment Calculation, Less Than Full Year Participation
If Participation began Q2, the Target Annual Award is pro-rated to determine the Final Plan Payment.:

IMPORTANT NOTES: EXCEPTIONS TO ANY PLAN PROVISION IN THIS DOCUMENT REQUIRE SPECIFIC APPROVAL BY THE SENIOR VICE PRESIDENT OF HUMAN RESOURCES. There is no vested entitlement to any bonus and no allowance will be made for factors beyond the control of Plan Participants that either adversely or favorably affect the Plan’s performance. Bonus payments are made at the sole discretion of the Chief Executive Officer (subject to authorization by the Board of Directors or the Compensation Committee of the Board of Directors). Plan participants are advised not to assume they will receive any payments under the Plan in advance of any such payment; target awards represent “pay-at-risk” and as such should not be prospectively relied on to meet financial commitments. Incentive bonus plans and payment terms, including individual participation and eligibility for payment, may be changed at any time, retroactively or prospectively, with or without prior notice, at the discretion of the Chief Executive Officer and all Company incentive plans require review & approval by the Chief Executive Officer. No statement, expressed or implied, or any other feature of the Plan affects the employment-at-will status of Plan Participants.
Page 2 IB Plan Document — FY 2007 — BUSINESS UNIT — V020707.doc